As filed with the Securities and Exchange Commission on October 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF LOGISTICS LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2470286
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trecia M. Canty, Esq.

Senior Vice President, General Counsel and Secretary

PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Todd E. Lenson, Esq. Jordan M. Rosenbaum, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Telephone: (212) 806-5400	William J. Cooper, Esq. Andrews Kurth LLP 1350 I St. NW, Suite 1100 Washington, DC 20005 Telephone: (202) 662-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price of all securities to be registered(1)(2)	Amount of registration fee
Common Units
Preferred Units
Partnership Securities
Warrants
Rights
Total	$500,000,000(3)	$50,350(4)

(1)	There are being registered hereunder a presently indeterminate number of common units, preferred units, partnership securities, warrants to purchase common units, preferred units and partnership securities, and rights to purchase common units, preferred units, partnership securities and warrants, which may be offered and sold in such amount as shall result in an aggregate offering price not to exceed $500,000,000. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder. The common units, preferred units and other partnership securities consist of units of partnership interests. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)	The amount to be registered, the proposed maximum offering price per unit for each class of securities and the proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.D. of Form S-3.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	Calculated in accordance with Rule 457(o) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2015

PROSPECTUS

PBF LOGISTICS LP

Common Units

Preferred Units

Partnership Securities

Warrants

Rights

PBF Logistics LP (the “Partnership,” “we,” “our” or “us”) may from time to time, in one or more offerings, offer and sell the following securities under this prospectus: (i) common units representing limited partner interests in the Partnership, (ii) preferred units representing preferred limited partner interests in the Partnership, (iii) partnership securities representing limited partner interests in the Partnership, (iv) warrants to purchase common units, preferred units or partnership securities and (v) rights to purchase common units, preferred units, partnership securities or warrants in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We refer to the common units, the preferred units, the partnership securities, the warrants and the rights collectively as the “securities.” We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, in amounts, at prices and at terms to be determined by market conditions and other factors at the time of the offering. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500,000,000.

This prospectus describes only the general terms of the securities and the general manner in which we will offer the securities. The specific terms of any securities that we may offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents to which we refer in the “Where You Can Find More Information” section of this prospectus and any prospectus supplement for information on us and our financial statements. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Our common units are traded on the New York Stock Exchange under the symbol “PBFX.” We will provide information in the prospectus supplement for the trading market, if any, for any other securities we may offer.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks related to investing in our securities and each of the risk factors described under “Risk Factors” beginning on page 2 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering these securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement, or a future filing with the SEC, incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time securities are offered, you will be provided with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering.

This prospectus provides you with a general description of the Partnership and the securities that are registered hereunder that may be offered by us. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add to, update or change information contained or incorporated by reference in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the information in the “Risk Factors” section, any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its Public Reference Room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.pbflogistics.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on, or accessible through, our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date we filed that document.

We incorporate by reference the documents and reports listed below:

•	The Partnership’s Current Reports on Form 8-K and Form 8-K/A (excluding Items 2.02 and 7.01 and related exhibits) filed on January 21, 2015, May 4, 2015, May 5, 2015, May 11, 2015, May 18, 2015, July 13, 2015, September 2, 2015 (three reports filed on such date) and October 1, 2015;

•	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015, except for Items 6, 7, and 8 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above;

•	The Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 1, 2015, except for Items 1 and 2 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above;

•	The Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC on August 6, 2015, except for Item 1 as modified in our Form 8-K filed on September 2, 2015, incorporated by reference herein as set forth above; and

•	The description of the Partnership’s common units contained in the Registration Statement on Form 8-A, filed with the SEC on May 8, 2014, and any subsequently filed amendments and reports updating such description.

We also incorporate by reference the information contained in all other documents filed by the Partnership with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and until the completion or termination of each offering under this prospectus.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents. You may request copies of those documents, at no cost, by writing or calling our general partner at the following address or telephone number:

PBF Logistics GP LLC

Attention: Secretary

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(973) 455-7500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement and the documents we incorporate by reference herein or therein may contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed in this prospectus and the other documents incorporated by reference herein. All forward-looking information in this prospectus and the other documents incorporated by reference herein and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our limited operating history as a separate public partnership;

•	changes in general economic conditions;

•	our ability to make, complete and integrate acquisitions from affiliates or third parties;

•	our ability to have sufficient cash from operations to enable us to service our indebtedness or pay the minimum quarterly distribution;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products and logistics services;

•	our ability to successfully implement our business plan;

•	our dependence on subsidiaries owned by PBF Energy for all of our revenues and, therefore, we are subject to the business risks of PBF Energy;

•	all of our revenue is generated at two of PBF Energy’s facilities, and any adverse development at either facility could have a material adverse effect on us;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil and petroleum products;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	the effects of existing and future laws and governmental regulations, including those related to the shipment of crude oil by trains;

v

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for PBF Energy’s refined products and the differential in the prices of different crude oils;

•	the suspension, reduction or termination of PBF Energy’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, PBF Energy’s facilities or third-party facilities on which our business is dependent;

•	incremental costs as a stand-alone public company;

•	our general partner and its affiliates, including PBF Energy, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders;

•	our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty;

•	holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors;

•	our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states;

•	changes at any time (including on a retroactive basis) in the tax treatment of publicly traded partnerships or an investment in our common units;

•	our unitholders will be required to pay taxes on their share of our taxable income even if they do not receive any cash distributions from us;

•	the effects of future litigation; and

•	other factors discussed elsewhere in more detail under “Risk Factors” of this prospectus and that are incorporated by reference herein.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus and the documents that are incorporated by reference herein may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this prospectus or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

ABOUT PBF LOGISTICS LP

Unless the context otherwise requires, references in this prospectus to “PBF Logistics LP,” “PBFX,” the “Partnership,” “we,” “us” or “our” may refer to PBF Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. References in this prospectus to “our general partner” or “PBF GP” refer to PBF Logistics GP LLC. Unless the context otherwise requires, references in this prospectus to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner. References to “PBF LLC” refer to PBF Energy Company LLC.

We are a fee-based Delaware master limited partnership formed in February 2013 by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. On May 14, 2014, we completed the initial public offering, or IPO, of our common units representing limited partner interests. Our common units trade on the New York Stock Exchange under the symbol “PBFX”.

We receive, store, handle and transfer crude oil from sources located throughout the United States and Canada for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. We also receive, store, handle, transport and deliver petroleum products for PBF Energy’s Delaware City and Toledo refineries. Our assets are integral components of the crude oil delivery operations at all three of PBF Energy’s refineries. PBF Energy can also deliver crude oil we unload at its Delaware refinery to third parties. We generate all of our revenues by charging fees for receiving, storing, handling and transferring crude oil and petroleum products under long-term, fee-based commercial agreements with subsidiaries of PBF Energy, which we believe enhances the stability of our cash flows. We do not take ownership of or receive any payments based on the value of the crude oil that we handle and do not engage in the trading of any commodities. As a result, we have no direct exposure to commodity price fluctuations.

Our general partner, PBF GP, is wholly-owned by PBF LLC, a subsidiary of PBF Energy. PBF GP owns a non-economic general partner interest in us, and we are managed and operated by its board of directors and executive officers. PBF Energy (through its ownership in PBF LLC) owns all of the ownership interests in our general partner, a majority ownership of our limited partnership interests, all of our incentive distribution rights, or IDRs, and is entitled to appoint the entire board of directors of our general partner. PBF Energy (NYSE: PBF) is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. It sells its products throughout the Northeast and Midwest of the United States, and in other regions of the United States and Canada, and is able to ship products to other international destinations.

Our principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, and our telephone number is (973) 455-7500. Our website is located at http://www.pbflogistics.com. For additional information as to our business, properties and financial condition please refer to the documents cited in “Incorporation by Reference.”

RISK FACTORS

An investment in the securities involves a significant degree of risk. Limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in the securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q and other subsequent filings to the extent applicable, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in the securities. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Note Regarding Forward-Looking Statements.”

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, which may include, among other things, repayment or refinancing of outstanding debt, acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of these units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed, or an appointed successor has not accepted its appointment, within 30 days after the notice of resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Transfers are recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE PREFERRED UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled. As of the date of this prospectus, we have no preferred units outstanding.

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred units and the number of preferred units offered;

•	the initial public offering price at which the preferred units will be issued;

•	any conversion or exchange provisions of the preferred units;

•	any redemption or sinking fund provisions of the preferred units;

•	the voting rights, if any, of the preferred units;

•	the distribution rights of the preferred units, if any;

•	a discussion of any additional material federal income tax considerations regarding the preferred units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred units.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions, please read “Our Cash Distribution Policy”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

The Partnership was organized in February 2013 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our current or future subsidiaries to engage in activities other than the business of owning and operating crude oil, refined products and similar logistics assets, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Our Cash Distribution Policy.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

We and our subsidiaries currently conduct business in various states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the such operating subsidiaries conduct business, including qualifying ourselves and our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or any subsidiaries we may have in the future, or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our current or future subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to us whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable period and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•	all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, if such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PBF Logistics GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time PBF Energy and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, PBF Energy will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of PBF Energy’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights are entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights are treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, are set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units are fully paid, and unitholders are not required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 50 days after the close of each quarter. We are deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders depends on their cooperation in supplying us with specific information. Every unitholder receives information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including PBF Energy, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to PBF Energy. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $20.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Our Cash Distribution Policy.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “Our Cash Distribution Policy—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of PBF Energy have a fiduciary duty to make decisions in the best interests of the owners of PBF Energy, which may be contrary to our interests.

Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including PBF Energy, they have fiduciary duties to PBF Energy that may cause them to pursue business strategies that disproportionately benefit PBF Energy or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as PBF Energy, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

•	our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

•	in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•	expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to PBF Energy’s call right.

If at any time PBF Energy and its controlled affiliates own more than 80% of the common units, PBF Energy will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. PBF Energy is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. PBF Energy may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially PBF Energy) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that PBF Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, PBF Energy may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “Our Cash Distribution Policy—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

OUR CASH DISTRIBUTION POLICY

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, on or about the last day of each of February, May, August and November, following the end of each quarter, we distribute all of our available cash, with respect to such quarter, to unitholders of record on the applicable record date. We adjusted the amount of our distribution for the period from and including the closing date of our IPO through June 30, 2014 based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements, including our Revolving Credit Facility, Term Loan and the indenture governing our 6.875% Senior Notes; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions are made to our unitholders and, since we made quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$20.0 million (as described below); plus

•	all of our cash receipts after the closing of our IPO, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date are included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued on the closing date of our IPO, to finance all or a portion of the expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement, or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued on the closing date of our IPO, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

•	all of our operating expenditures (as defined below) after the closing of our IPO; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources such an asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus is to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they are deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they are treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, director, officer and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized over the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments made using the proceeds of our IPO.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our IPO equals the operating surplus from the closing of our IPO through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace unloading equipment or other equipment at our facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures are included in operating expenditures and thus will reduce operating surplus.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our operating capacity or operating income over the long term.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.300 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there is sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

PBF Energy owns all of our subordinated units. The subordination period began on the closing date of our IPO and, except as described below, will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2017, if each of the following has occurred:

•	distributions from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

We have met the requirements of the test set forth above for the period since our IPO and if we continue to meet the requirements of this test, our subordinated units will convert to common units on the earliest date provided in our partnership agreement, which will be the first business day after the distribution to unitholders in respect of the quarter ending March 31, 2017.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2015, if each of the following has occurred:

•	distributions from operating surplus exceeded $1.80 per unit (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $1.80 per unit (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

In addition to the tests outlined above, the subordination period will end only in the event that our conflicts committee, or the board of directors of our general partner based on the recommendation of our conflicts committee, reasonably expects to satisfy the tests set forth under the first and second bullet points above for the succeeding four-quarter period without treating as earned any shortfall payments that would be paid under our existing commercial agreements with PBF Energy (or similar fees to be paid by PBF Energy under future contracts) expected to be received during such period.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods.

Distributions from Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions from Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a noneconomic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. PBF Energy currently holds the incentive distribution rights, but may transfer these rights at any time.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and PBF Energy (as the holder of our incentive distribution rights) in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $0.345 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.375 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.450 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

In the second quarter of 2015, the Partnership began making distributions on the incentive distribution rights to PBF Energy, and will continue to do so as long as the target distribution levels set forth above are met.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and PBF Energy (as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of PBF Energy (as the holder of our incentive distribution rights) and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Common Unit and Subordinated Unit.” The percentage interests shown for our unitholders and PBF Energy (as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume PBF Energy has not transferred its incentive distribution rights and there are no arrearages on common units.

	Total Quarterly Distribution Per Common Unit and Subordinated Unit	Marginal Percentage Interest in Distributions
		Unitholders	PBF LLC (as Holder of Incentive Distribution Rights)
Minimum Quarterly Distribution	up to $0.300	100.0%	0.0%
First Target Distribution	above $0.300 up to $0.345	100.0%	0.0%
Second Target Distribution	above $0.345 up to $0.375	85.0%	15.0%
Third Target Distribution	above $0.375 up to $0.450	75.0%	25.0%
Thereafter	above $0.450	50.0%	50.0%

PBF Energy’s Right to Reset Incentive Distribution Levels

PBF Energy, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to PBF Energy would be set. If PBF Energy transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that PBF Energy holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that PBF Energy would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to PBF Energy.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by PBF Energy of incentive distribution payments based on the target cash distributions prior to the reset, PBF Energy will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by PBF Energy for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units that PBF Energy would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by PBF Energy in respect of its incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter. PBF Energy would be entitled to receive distributions in respect of these common units pro rata in subsequent periods.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all common unitholders, pro rata, and 15.0% to PBF Energy, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all common unitholders, pro rata, and 25.0% to PBF Energy, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to PBF Energy.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and PBF Energy (as the holder of our incentive distribution rights) at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.50.

	Quarterly Distribution per Unit Prior to Reset	Unitholders	PBF Energy (as Holder of our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.300	100.0%	0.0%	up to $0.500(1)
First Target Distribution	above $0.300 up to $0.345	100.0%	0.0%	above $0.500 up to $0.575(2)
Second Target Distribution	above $0.345 up to $0.375	85.0%	15.0%	above $0.575 up to $0.625(3)
Third Target Distribution	above $0.375 up to $0.450	75.0%	25.0%	above $0.625 up to $0.750(4)
Thereafter	above $0.450	50.0%	50.0%	above $0.750

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and PBF Energy (as the holder of our incentive distribution rights), in respect of its incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 34,352,810 common units outstanding and the distribution to each common unit would be $0.50 per quarter for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders	Cash Distributions to			Total Distributions
			PBF Energy (as Holder of Our Incentive Distribution Rights) Prior to Reset
		Prior To Reset	Common Units	Incentive Distribution Rights	Total
	(in thousands, except per unit amounts)
Minimum Quarterly Distribution	up to $0.300	$4,767	$5,538	$—	$5,538	$10,305
First Target Distribution	above $0.300 up to $0.345	715	831	—	831	1,546
Second Target Distribution	above $0.345 up to $0.375	477	554	182	736	1,213
Third Target Distribution	above $0.375 up to $0.450	1,192	1,384	859	2,243	3,435
Thereafter	above $0.450	794	923	1,717	2,640	3,434

		$7,945	$9,230	$2,758	$11,988	$19,933

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and PBF Energy (as the holder of our incentive distribution rights) in respect of its incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 39,865,541 common units outstanding and the distribution to each common unit would be $0.50. The number of common units to be issued to PBF Energy upon the reset was calculated by dividing (1) the amount received by PBF Energy in respect of its incentive distribution rights for the quarter prior to the reset as shown in the table above, or $2,758,329, by (2) the cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $0.50.

	Quarterly Distribution Per Unit After Reset	Cash Distributions to Common Unitholders	Cash Distributions to			Total Distributions
PBF Energy (as Holder of Our Incentive Distribution Rights) After Reset
		After Reset	Common Units(1)	Incentive Distribution Rights	Total
(in thousands, except per unit amounts)
Minimum Quarterly Distribution	up to $0.500	$7,945	$11,988	$—	$11,988	$19,933
First Target Distribution	above $0.500 up to $0.575	—	—	—	—	—
Second Target Distribution	above $0.575 up to $0.625	—	—	—	—	—
Third Target Distribution	above $0.625 up to $0.750	—	—	—	—	—
Thereafter	above $0.750	—	—	—	—	—

		$7,945	$11,988	$—	$11,988	$19,933

(1)	Represents distributions in respect of the common units issued to PBF Energy upon the reset.

PBF Energy (as the holder of our incentive distribution rights) will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our IPO, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for PBF Energy to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or are otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in our IPO, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of PBF Energy.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the unpaid amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the unpaid amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•	fourth, 85.0% to all unitholders, pro rata, and 15.0% to PBF Energy (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to PBF Energy (as the holder of our incentive distribution rights) for each quarter of our existence;

•	fifth, 75.0% to all unitholders, pro rata, and 25.0% to PBF Energy (as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to PBF Energy (as the holder of our incentive distribution rights) for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to PBF Energy (as the holder of our incentive distribution rights).

The percentage interests set forth above for PBF Energy assume PBF Energy has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero; and

•	thereafter, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

DESCRIPTION OF PARTNERSHIP SECURITIES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and options, rights, warrants and appreciation rights relating to the partnership interests on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units are not entitled.

The following is a description of the general terms and provisions of our partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to our partnership agreement, if necessary, relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference into this prospectus at or before the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

Our general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series may include the following:

•	the maximum number, if any, of securities to constitute the series and the designation and ranking thereof;

•	the distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•	whether the securities of the series will be redeemable and, if so, the price and the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•	the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	the voting rights, if any, of the securities of the series.

Partnership securities will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The prospectus supplement will contain, if applicable, a description of the material U.S. federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common units, preferred units or partnership securities, as applicable. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common units, preferred units, partnership securities or warrants, as applicable. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the unitholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common unit, preferred unit, partnership security or warrant upon the exercise of the rights;

•	the number and terms of the common units, preferred units, partnership securities or warrants which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to PBF Logistics LP and its operating subsidiaries. In addition, unless explicitly stated otherwise, references in this discussion to “units” and “unitholders” refer to common units and holders of common units, respectively. A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred units, partnership securities, warrants or rights will be set forth in the prospectus supplement relating to the offering of any such securities, as applicable.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP, insofar as they relate to matters of U.S. federal income tax law, and are based on the accuracy of representations made by us and our general partner to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units subject to this registration statement, who do not materially participate in the conduct of our business activities, and who hold such units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. The U.S. federal income tax laws are complex, and their impact can vary based upon an individual’s particular circumstances. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Andrews Kurth LLP with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon the factual representations made by us and our general partner, Andrews Kurth LLP is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. The representations made by us and our general partner upon which Andrews Kurth LLP has relied in rendering its opinion include, without limitation:

(a)	Neither we nor any of our subsidiaries have elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b)	For each taxable year, since and including the year of our IPO, more than 90% of our gross income has been and will be income of a character that Andrews Kurth LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such Obama Administration budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. If successful, this proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. In addition, on May 5, 2015, the U.S. Treasury Department and the IRS issued proposed regulations concerning which activities give rise to qualifying income within the meaning of Section 7704 of the Code. We do not believe the proposed regulations affect our ability to qualify as a publicly traded partnership. However, finalized regulations could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception.

Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the Qualifying Income Exception. We are unable to predict whether any such changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Andrews Kurth LLP that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the Partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the Partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the Partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its own U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s allocable share (as measured for U.S. federal income tax purposes) of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss). That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our nonrecourse liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our nonrecourse liabilities as described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder , we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions. In addition, for any taxable year ending on or before December 31, 2025, holders of common units (excluding common units and converted subordinated units held by PBF LLC or its affiliates) may be allocated additional gross operating income; provided that no such special allocation shall be made to the extent a holder of common units sold in our IPO would have been allocated an amount of U.S. federal taxable income on such common units with respect to such taxable year that would exceed 20.0% of the cash distributed on such common units with respect to such year.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interests of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain, as well as any income or gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and tax bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Andrews Kurth LLP has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, generally is nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of fair market value and tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to such units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether any such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or losses have been determined annually, prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. The Partnership is currently evaluating these Treasury Regulations, which will apply beginning with our taxable year that begins on January 1, 2016. The Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Andrews Kurth LLP is unable to opine on the validity of our method of allocating income and deductions between transferee and transferor unitholders. If the IRS were to successfully challenge our proration method, our taxable income or losses could be reallocated among transferee or transferor unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units generally is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. PBF LLC owns more than 50% of the total interests in our capital and profits. Therefore, a transfer by PBF LLC of all or a portion of its interests in us could result in a termination of our partnership for U.S. federal income tax purposes. Further, PBF LLC is also a partnership for U.S. federal income tax purposes and a constructive termination of it would be considered an exchange of its entire interest in us. Therefore, a constructive termination of PBF LLC could also result in a termination of our partnership for U.S. federal income tax purposes. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Andrews Kurth LLP is unable to opine as to the validity of such filing positions.

A unitholder’s tax basis in its units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt organizations or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of any applicable tax treaties. Consequently, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax (and, in the case of a foreign corporation, possible branch profits tax) on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement on IRS Form 8082 identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. With respect to returns required to be filed before January 1, 2016, a penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. Thereafter, the penalties will increase to $250 per failure, up to a maximum of $3 million per calendar year. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, Non-U.S. and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in several states that impose a personal income tax on individuals and also impose an income or other entity-level tax on corporations and other entities. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although a unitholder may not be required to file a return and pay taxes in a jurisdiction because its income from such jurisdiction falls below the filing and payment requirements, a unitholder will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all tax returns that may be required of it, including all applicable U.S. federal, state, local, and non-U.S. tax returns. Andrews Kurth LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Preferred Units, Partnership Securities, Warrants or Rights

A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred units, partnership securities, warrants or rights will be set forth in the prospectus supplement relating to the offering of any such securities, as applicable.

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization and entities whose underlying assets are deemed under ERISA to include “plan assets” of any such plans, accounts and arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the employee benefit plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

Employee benefit plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the excise taxes and other penalties and liabilities that may be imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters, brokers or dealers, through a combination of any of these methods of sale, or through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements they may enter into with us to indemnification by us against specified civil liabilities, including liabilities under the Securities Act. The agents also may be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

Sales through Underwriters or Dealers

If we use any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of the underwriters and the terms of the transaction in a prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the underwriting agreement against specified liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may also be our customers or may engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

If we use a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specified liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

At-the-Market Offerings

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange.

To the extent that we make sales through one or more underwriters or agents in “at-the-market” offerings, we will do so pursuant to the terms of a sales agency financing agreement or other “at-the-market” offering arrangement with such underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common units. Any such activities will be described in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales

We also may sell the securities covered by this prospectus directly. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly. Offers to purchase securities may be solicited directly by us and the sale thereof by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to the resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Sales Pursuant to Exemption from Registration

In addition, we may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Security Interest

From time to time, we may pledge or grant a security interest in some or all of the securities in respect of which this prospectus is delivered. If we default in performance of our respective secured obligations, the pledged or secured parties may offer and sell the securities from time to time by this prospectus.

General Information

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

In compliance with FINRA guidelines, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the gross proceeds from that offering.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York. The legal matters described under “Material U.S. Federal Income Tax Consequences” will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of PBF Logistics LP and subsidiaries (“PBFX”) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from PBFX’s Current Report on Form 8-K dated September 1, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to (1) the retrospective effect given for PBFX’s acquisitions of the entities under common control and (2) the portion of the consolidated financial statements for the three years in the period ended December 31, 2014 attributed to PBF MLP Predecessor, Delaware City West Heavy Crude Unloading Rack, Toledo Storage Facility, and Delaware City Products Pipeline and Truck Rack being prepared from the separate records maintained by PBF Energy Inc. and subsidiaries which may not necessarily be indicative of the conditions that would have existed or results of operations if these entities had been operated as unaffiliated entities), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. All amounts shown are estimated, except for the SEC registration fee.

SEC registration fee		$50,350
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

PBF Logistics LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we generally will indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

We expect that any underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification by the underwriters of us, our general partner, our general partner’s directors and our general partner’s officers who sign the registration statement, including indemnification for liabilities under the Securities Act.

PBF Logistics GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act, or the DLLCA, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of PBF Logistics GP LLC provides that in most circumstances, the general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative): (1) the sole member of the general partner; (2) any person who is or was an affiliate of the general partner; (3) any person who is or was a member, partner, director, officer, fiduciary or trustee of the general partner, any subsidiary of the general partner or PBF Logistics LP; (4) any person who is or was serving at the request of the sole member of the general partner as a member, partner, director, officer, fiduciary or trustee of another person, in each case, acting in such capacity, except for a person providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (5) any person designated by the general partner.

PBF Logistics LP and PBF Logistics GP LLC, its general partner, have entered into indemnification agreements with each of the directors and executive officers (each an indemnitee) of PBF Logistics GP LLC, providing that to the fullest extent permitted by the Delaware Act, the DLLCA, and other applicable law, the entities will, jointly and severally, indemnify each such indemnitee from and against all loss and liability (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such indemnitee in connection with such person serving as a director, officer, employee or agent of such entities, or while serving as a director or officer of such entities, is or was serving or agreed to serve at their request as a director, officer, employee or agent of another entity, unless there has been a final and non-appealable judgment by a court or other body of competent jurisdiction that such indemnitee’s conduct was knowingly fraudulent or constituted willful misconduct, or such indemnification is otherwise prohibited by law. The indemnification agreements also provide that the entities, to the fullest extent permitted by the Delaware Act and the DLLCA, must advance payment of certain expenses, including attorney’s fees, to the indemnitee in advance of the final disposition of any proceeding, subject to the indemnitee’s undertaking to repay any amounts to the extent it is ultimately determined that such person is not entitled to indemnification.

PBF Logistics GP LLC maintains insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Item 16. Exhibits and Financial Statement Schedules

See the Exhibit Index on the page immediately preceding the exhibits for a list of the exhibits being filed as a part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, if any securities not taken by existing security holders are to be offered to the public, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act,

(1) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on October 9, 2015.

PBF LOGISTICS LP

By:	PBF Logistics GP LLC, its general partner

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Senior Vice President

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Erik Young and Matthew C. Lucey and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Nimbley Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2015

/s/ Erik Young Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	October 9, 2015

/s/ John Barone John Barone	Chief Accounting Officer (Principal Accounting Officer)	October 9, 2015

/s/ Thomas D. O’Malley Thomas D. O’Malley	Chairman of the Board of Directors	October 9, 2015

/s/ Matthew C. Lucey Matthew C. Lucey	Executive Vice President and Director	October 9, 2015

/s/ Michael D. Gayda Michael D. Gayda	Director	October 9, 2015

Signature	Title	Date

/s/ Bruce A. Jones Bruce A. Jones	Director	October 9, 2015

/s/ George E. Ogden George E. Ogden	Director	October 9, 2015

/s/ Dave Roush Dave Roush	Director	October 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1	Certificate of Limited Partnership of PBF Logistics LP (incorporated by reference herein to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-195024) filed on April 3, 2014)

3.2

Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP dated as of September 15, 2014 (incorporated by reference herein to Exhibit 3.1 to the Current Report on

Form 8-K (File No. 001-36446) filed on September 19, 2014)

4.1*	Form of Warrant Agreement

4.2*	Form of Rights Agreement

5.1**	Opinion of Stroock & Stroock & Lavan LLP

8.1**	Opinion of Andrews Kurth LLP

23.1**	Consent of Deloitte & Touche LLP

23.2**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)

23.3**	Consent of Andrews Kurth LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included on the signature page)

*	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this Registration Statement.
**	Filed herewith.